As filed with the Securities and Exchange Commission on February 23, 2018.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KKR & Co. L.P.
(Exact name of registrant as specified in its charter)

Delaware	26-0426107
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9 West 57th Street, Suite 4200
New York, NY 10019
(212) 750-8300
(Address, including zip code, and telephone number, including area code, of principal executive offices)

KKR & Co. L.P. 2010 Equity Incentive Plan
(Full Title of the Plan)

David J. Sorkin, Esq.
General Counsel
KKR & Co. L.P.
9 West 57th Street, Suite 4200
New York, NY 10019
(212) 750-8300
(Name and address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Joseph H. Kaufman, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(1)(2)	Proposed maximum offering price per unit(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Common Units	31,410,341	$22.28	$699,822,397.48	$87,127.89

(1)
Covers common units representing limited partner interests of KKR & Co. L.P. approved for issuance under the KKR & Co. L.P. 2010 Equity Incentive Plan (the “Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional common units of KKR & Co. L.P. as may be issued with respect to such common units by way of a unit distribution, unit split or similar transaction.

(2)
The common units being registered hereby consist of (i) 4,149,477 common units that have become reserved for issuance in accordance with the “evergreen” provision of the Plan plus (ii) 27,260,864 common units that may be issued in accordance with the “recycling” provision of the Plan, which were already registered on prior Registration Statements on Form S-8 and do not represent an increase to the total number of common units that may be issued pursuant to the Plan. See “Explanatory Note.”

(3)
Represents the proposed maximum aggregate offering price, estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, and based on the market value of the KKR & Co. L.P. common units.  The proposed maximum aggregate offering price is the product of (i) $22.28, the average of the high and low prices for common units reported on the New York Stock Exchange on February 16, 2018 and (ii) the number of common units being registered pursuant to this registration statement.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering common units of KKR & Co. L.P. (the “Partnership”) reserved for issuance under the KKR & Co. L.P. 2010 Equity Incentive Plan.  These common units are securities of the same class as other securities for which prior Registration Statements on Form S-8 were filed with the Securities and Exchange Commission (the “Commission”) on January 7, 2011 (File No. 333-171601) (the “Original Registration Statement”) and on February 24, 2017 (File No. 333-216236) (together with the Original Registration Statement, the “Prior Registration Statements”).  These common units consist of (i) 4,149,477 common units that have become reserved for issuance in accordance with the “evergreen” provision of the Plan since the filing of the Prior Registration Statements, which provides that the total number of units subject to the Plan will be increased on the first day of each fiscal year pursuant to a specified formula plus (ii) 27,260,864 common units that may be issued in accordance with the “recycling” provision of the Plan, which provides that certain terminated, forfeited or canceled equity awards may be re-issued under the Plan (which number has already been reduced for the 7,801,007 common units issued and sold pursuant to registration statements on Form S-3 in respect of tax withholding upon and the cash settlement of certain vested equity awards pursuant to the Plan). These 27,260,864 common units were already registered on the Prior Registration Statements and do not represent an increase to the total number of common units that may be issued pursuant to the Plan. As of January 1, 2018, together with 52,204 common units, which remain registered on the Prior Registration Statements, the total number of common units reserved for issuance of additional awards under the Plan is 31,462,545 common units.

Pursuant to General Instruction E to Form S-8, the contents of the Original Registration Statement are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of the Original Registration Statement are modified as set forth in this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Partnership pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on February 23, 2018;

(b)
the description of the Partnership’s common units in the Partnership’s Registration Statement on Form 8-A12B, filed on July 14, 2010 pursuant to Section 12(b) of the Exchange Act, as such description may be deemed to have been amended by the description of common units and related disclosures included in Amendment No. 1 to the Partnership’s Registration Statement on Form S-3, filed on December 14, 2015, and by the Current Reports on Form 8-K filed by the Partnership on March 17, 2016 and June 20, 2016.

All documents that the Partnership subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

The validity of the common units will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain partners of Simpson Thacher & Bartlett LLP, members of their families and related persons have an interest representing less than 1% of the capital commitments of investment funds managed by an affiliate of the Partnership.

Item 6.	Indemnification of Directors and Officers.

Subject to any terms, conditions or restrictions set forth in the applicable partnership agreement, Section 17-108 of the Delaware Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Under the Partnership’s limited partnership agreement, in most circumstances the Partnership will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts: (a) KKR Management LLC, as the general partner of the Partnership, and any successor or permitted assign that is admitted to the Partnership as general partner of the Partnership, each in its capacity as a general partner of the Partnership (the “Managing Partner”); (b) any former Managing Partner; (c) any person who is or was an affiliate of the Managing Partner or any former Managing Partner; (d) any person who is or was a member, partner, Tax Matters Partner (as defined in the U.S. Internal Revenue Code of 1986, as amended), officer, director, employee, agent, fiduciary or trustee of the Partnership or its subsidiaries, any of KKR Management Holdings L.P., KKR Fund Holdings L.P. and KKR International Holdings L.P. (collectively the “Group Partnership”) and any future partnership designated as a Group Partnership, the Managing Partner or any former Managing Partner or any affiliate of the Partnership or its subsidiaries, the Managing Partner or any former Managing Partner; (e) any person who is or was serving at the request of the Managing Partner or any former Managing Partner or any affiliate of the Managing Partner or any former Managing Partner as an officer, director, employee, member, partner, Tax Matters Partner, agent, fiduciary or trustee of another person (provided that a person shall not be an indemnitee by reason of providing, on a fee-for-services basis or similar arms-length compensatory basis, agency, advisory, consulting, trustee, fiduciary or custodial services); or (f) any person designated by the Managing Partner as an indemnitee. The Partnership has agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. The Partnership has also agreed to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of the assets of the Partnership. Unless it otherwise agrees, the Managing Partner will not be personally liable for, or have any obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, indemnification. The indemnification of the persons described above shall be secondary to any indemnification such person is entitled from another person or the relevant KKR fund to the extent applicable. The Partnership may purchase insurance against liabilities asserted against and expenses incurred by persons in connection with its activities, regardless of whether it would have the power to indemnify the person against liabilities under the limited partnership agreement.

Each member of the board of directors of the Managing Partner, (each an “'Indemnitee'”) entered into an indemnification agreement with the Managing Partner and the Partnership.  Each indemnification agreement provides that the Indemnitee, subject to the limitations set forth in each indemnification agreement, shall be indemnified and held harmless by the Managing Partner on an after-tax basis from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which the Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of being or having been or having agreed to serve as a member of the board of directors, or while serving as a member of the board of directors, being or having been serving or having agreed to serve at the request of the Managing Partner as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, partner or manager or similar capacity) of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, whether arising from acts or omissions to act occurring on, before or after the date of such indemnification agreement. Each indemnification agreement provides that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by an arbitral tribunal or court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to the indemnification agreement, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct.

The Partnership currently maintains liability insurance for directors and officers of the Managing Partner. Such insurance would be available to directors and officers of the Managing Partner in accordance with its terms.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document

4.1
Certificate of Limited Partnership of the  Partnership (incorporated by reference to Exhibit 3.1 to the Partnership’s Registration Statement on Form S-1 (File No. 333-165414) filed on March 12, 2010 (the “U.S. Listing Form S-1”))

4.2
Third Amended and Restated Limited Partnership Agreement of the Partnership dated June 20, 2016 (incorporated by reference to Exhibit 3.1 of the Partnership’s Current Report on Form 8-K filed on June 20, 2016)

4.3	Certificate of Formation of KKR Management LLC, the managing partner of the Partnership (incorporated by reference to Exhibit 3.3 of the U.S. Listing Form S-1)

4.4
Second Amended and Restated Limited Liability Company Agreement of KKR Management LLC, the managing partner of the Partnership, dated as of May 4, 2016 (incorporated by reference to Exhibit 3.1 to the Partnership's Quarterly Report on Form 10-Q filed on May 6, 2016)

4.5	Form of KKR & Co. L.P. 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to Amendment No. 3 to the U.S. Listing Form S-1 filed on June 3, 2010)

5.1*	Opinion of Simpson Thacher & Bartlett LLP

23.1*	Consent of Deloitte & Touche LLP

23.2	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (included in the signature pages to this Registration Statement)

*  Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on February 23, 2018.

KKR & CO. L.P.

By:	KKR Management LLC
Its General Partner

By:	/s/ William J. Janetschek
	Name:	William J. Janetschek
	Title:	Chief Financial Officer

Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Henry R. Kravis, George R. Roberts, William J. Janetschek, David J. Sorkin and Christopher B. Lee and each of them, any of whom may act without the joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on February 23, 2018.

Signature	Title

/s/ Henry R. Kravis	Co-Chairman and Co-Chief Executive Officer
Henry R. Kravis	(principal executive officer) of KKR Management LLC

/s/ George R. Roberts	Co-Chairman and Co-Chief Executive Officer
George R. Roberts	(principal executive officer) of KKR Management LLC

/s/ Joseph Y. Bae	Director, Co-President and Co-Chief Operating Officer
Joseph Y. Bae	of KKR Management LLC

/s/ Scott C. Nuttall	Director, Co-President and Co-Chief Operating Officer
Scott C. Nuttall	of KKR Management LLC

/s/ David C. Drummond	Director of KKR Management LLC
David C. Drummond

/s/ Joseph A. Grundfest	Director of KKR Management LLC
Joseph A. Grundfest

/s/ John B. Hess	Director of KKR Management LLC
John B. Hess

/s/ Patricia F. Russo	Director of KKR Management LLC
Patricia F. Russo

/s/ Thomas M. Schoewe	Director of KKR Management LLC
Thomas M. Schoewe

/s/ Robert W. Scully	Director of KKR Management LLC
Robert W. Scully

/s/ William J. Janetschek	Chief Financial Officer
William J. Janetschek	(principal financial and accounting officer)
of KKR Management LLC